Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of July 23, 2014, between Invacare Corporation (the “Company”) and Robert K. Gudbranson (“Executive”).

WHEREAS, Executive is currently employed by the Company in the position of Senior Vice President and Chief Financial Officer; and

WHEREAS, the Board of Directors of the Company desires to appoint Executive to the position of Interim President and Chief Executive Officer (while remaining Chief Financial Officer), and Executive desires to accept said appointment, effective as of August 1, 2014 (the “Effective Date”) following the retirement of Gerald Blouch as President and Chief Executive Officer, on the terms herein provided; and

WHEREAS, the Board of Directors intends to consider Executive as a candidate in its search for a non-interim President and Chief Executive Officer, and Executive desires to be considered as a candidate for said position; and

WHEREAS, in the event Executive is not selected to serve as the Company’s non-interim President and Chief Executive Officer, then the Board of Directors desires to retain Executive in the position of Senior Vice President and Chief Financial Officer, and Executive desires to be so retained.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.    Definitions.
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
“Affiliate(s)” - means any Person which, directly or indirectly controls, is controlled by, or is under common control with, any referenced Person.
“Agreement” - means this Employment Agreement, including any Exhibits hereto, as amended from time to time.
“Annual Performance Bonus” - as described in Section 3.2.
“Board” - means the Board of Directors of the Company.
“Cause” - means the occurrence of any of the following events during the Employment Period:
(i) Executive shall have been convicted of a felony;
(ii) Executive commits an act or series of acts of dishonesty in the course of Executive’s employment which are materially inimical to the best interests of the Company, as determined by the vote of the Board (exclusive of the Executive, if the Executive is a Director of the Company);

(iii) any federal or state regulatory agency with jurisdiction over the Company has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring Executive from continuing his service as an officer or Director of the Company;
(iv) after being notified in writing by the Board to cease any particular Competitive Activity, Executive shall intentionally continue to engage in such Competitive Activity while Executive remains in the employ of the Company; or
(v) Executive shall fail to devote his full business time to the business of the Company (excluding for these purposes any services performed for any charitable organizations, or organizations where he is participating as the Company’s representative), which failure continues after 30 days following the Company’s notice to Executive specifying such failure, during which time he will have the right to cure.
“Compensation Committee” - means the Compensation & Management Development Committee of the Board.
“Disability” - means any physical or mental impairment because of which: (a) Executive is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan maintained by The Company or Executive; (b)  Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or is continuous for a period of 180 days; or (c) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Executives of The Company.
“Company” - Invacare Corporation, an Ohio corporation, and its successors and assigns.
“Employment Period” - the period of time during which Executive is employed under this Agreement.
“Good Reason” - means the occurrence of any of the following events during the Protected Period that remain uncured by the Company following 30 days advance written notice thereof by Executive (which written notice is provided by Executive within 30 days of the occurrence of the event); unless Executive grants his prior written consent: (a) Executive’s principal place of employment is relocated more than 75 miles from One Invacare Way, Elyria, Ohio; (b) any reduction of Executive’s Salary below the annualized amount of $430,700 (or, for periods during which Executive is serving only as a Senior VP and Chief Financial Officer, to a level below 95% of his then current Salary); or (c) Executive’s opportunity for cash incentive compensation as an officer or employee of the Company is reduced to a level below 75% of his Salary, other than as specified in Section 3.2 hereof; notwithstanding the foregoing, no reduction in Salary or reduction in opportunity for incentive compensation shall constitute “Good Reason” under this Agreement if other executive officers of the Company receive proportionate reductions in salary or opportunity for cash incentive compensation within the same calendar quarter as Executive.

“New CEO Commencement Date” -- means the date on which a non-interim President and Chief Executive Officer, other than Executive, commences employment with the Company.
“Person” - means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.
“Protected Period” -- means the time period during which Executive serves as Interim President and Chief Executive Officer and for twelve (12) months following the New CEO Commencement Date, provided the non-interim President and Chief Executive Officer is a Person other than Executive.
2.    Employment Term and Duties.
2.1    Employment. The Company hereby continues to employ Executive, effective as of the Effective Date, and Executive accepts continued employment by the Company, effective as of the Effective Date, upon the terms and conditions set forth in this Agreement.
2.2    Term. The term of this Agreement shall begin on the Effective Date and continue until the earlier of (i) the date this Agreement is terminated in accordance with the provisions of Section 5 hereof or (ii) the third anniversary of the Effective Date. Executive and the Company agree that (x) if the term of this Agreement terminates pursuant to subclause (ii) of the preceding sentence, and the Company and Executive have not entered into a new employment agreement by that date, then Executive and the Company will enter into a severance protection agreement, in mutually satisfactory form, providing for severance benefits to Executive substantially similar to those provided pursuant to Section 5.2(b)(ii) of this Agreement, on and subject to terms and conditions substantially similar to those set forth in this Agreement (including the requirement for Executive to sign a release of claims as provided for herein), and (y) the obligations of Executive and the Company set forth in the foregoing subclause (x) shall survive any such termination of this Agreement.
2.3    Duties.
(a)    Effective as of the Effective Date, Executive will serve as the Interim President and Chief Executive Officer of the Company, with duties and responsibilities associated with and related to such position and as otherwise reasonably requested in good faith by the Board consistent with such position, while continuing to serve as Chief Financial Officer.
(b)    In the event Executive is not selected by the Board to serve as the Company’s non-interim President and Chief Executive Officer, then upon the New CEO Commencement Date, Executive and the Company agree that thereupon, without any further action(s) required, Executive will resume his duties serving only in the roles as the Company’s Senior Vice President and Chief Financial Officer, at the compensation levels described in Sections 3.1 and 3.2 hereof.

(c)    Whether employed as the Company’s Interim President and Chief Executive Officer (and Chief Financial Officer), or serving only in the roles as the Company’s Senior Vice President and Chief Financial Officer, Executive will (a) devote Executive’s business effort, time, energy and skill (vacations and reasonable absences due to illness excepted) as is necessary to fulfill the duties of his position and those assigned by the Board (if he is Interim President and Chief Executive Officer) or by the new Chief Executive Officer (if he is serving only in the roles as the Company’s Senior Vice President and Chief Financial Officer); (b) use his best efforts to promote the success of the such business, and (c) cooperate fully with the reasonable requests of the Board (if he is Interim President and Chief Executive Officer) or of the new Chief Executive Officer (if he is serving only in the roles as the Company’s Senior Vice President and Chief Financial Officer) in the advancement of the best interests of the Company and its Affiliates. During the Employment Period, Executive shall not be engaged in or provide services to any other business or Person (whether engaged for profit or not), which interferes with Executive’s obligations under this Agreement.
3.    Compensation.
3.1    Basic Compensation.
(a)    Salary as Interim President & Chief Executive Officer. Effective as of August 1, 2014, and continuing during the period of Executive’s service as Interim President and Chief Executive Officer (while remaining Chief Financial Officer), the Company shall pay to Executive an annualized salary at a rate of $750,000 per year (the “Interim President and CEO Salary”), which Interim President and CEO Salary will be payable in equal periodic installments in accordance with the Company’s customary payroll practices. Any adjustment in the Interim President and CEO Salary shall be made by, and at the sole discretion and approval of, the Compensation Committee, and, as adjusted, shall become Executive’s new “Interim President and CEO Salary” hereunder for the remainder of the Employment Period (unless and until further adjusted, including under Section 3.1 (b) below). The Interim President and CEO Salary will not be subject to reduction until the earlier to occur of (i) the date which is twelve (12) months following the Effective Date of this Agreement, or (ii) the New CEO Commencement Date.
(b)    Salary as Chief Financial Officer.    During the Employment Period, if Executive resumes serving only in the roles as the Company’s Senior Vice President and Chief Financial Officer, the parties agree that the Company shall pay to Executive an annualized salary at a rate of $430,700 per year (the “CFO Salary”), which CFO Salary will be payable in equal periodic installments in accordance with the Company’s customary payroll practices. Any adjustment in the CFO Salary shall be made by, and at the sole discretion and approval of, the Compensation Committee, and, as adjusted, shall become Executive’s new “CFO Salary” hereunder for the remainder of the Employment Period (unless and until further adjusted).
(c)    Benefits. Executive will, during the Employment Period, be entitled to participate in such profit sharing, bonus, life insurance, hospitalization, medical or dental plans or insurance coverage, disability, and other Executive benefit plans, programs and policies of the Company in effect from time to time (collectively, the “Plans”), vacation and holidays (as further provided in Section 4 below), and any other plan, all to the extent they may be made available by the Company to its key management executives generally from time to time in the future, if, and to the extent that, Executive is eligible under the terms of such Plans. Executive will remain entitled to (i) participate, during the Employment Period, in such Executive benefit plans, programs and policies of the Company in which Executive is a participant on the date of this Agreement, including without limitation the Company’s Supplemental Executive Retirement Plan, and (ii) any benefits he has accrued, or may accrue during the Employment Period, under such plans, programs or policies, subject to the terms and conditions thereof. Any benefits granted to or received by Executive hereunder shall be subject to such local, state or federal tax reporting requirements as may be in effect at any time during the Employment Period.
3.2    Annual Performance Bonus. If and to the extent that the Company provides its senior management group with the opportunity to earn a cash bonus under the Company’s Executive Incentive Bonus Plan during the Employment Period, Executive shall be a participant in such plan and eligible to earn a bonus based upon the satisfaction by the Company and/or Executive of certain metrics relating to quantitative and qualitative goals as determined by the Compensation Committee in its sole discretion, and subject in all respects to the terms and conditions of such plan. For fiscal year 2014, Executive’s target bonus opportunity under the Company’s 2014 Executive Incentive Bonus Plan will be equal to 100% of the Interim President and CEO Salary. If the Company provides its senior management group with the opportunity to earn a cash bonus under the Company’s Executive Incentive Bonus Plan with respect to fiscal year 2015, Executive’s target bonus opportunity under such plan will be equal to 100% of the Interim President and CEO Salary to the extent that Executive serves as Interim President and Chief Executive Officer during the year and will be equal to not less than 75% of the CFO Salary to the extent that Executive serves only as Senior Vice President and Chief Financial Officer during the year, which amounts shall be prorated proportionately based on the portion of the year that Executive serves in such capacities.
3.3    Restricted Stock Award. Effective as of August 1, 2014, the Company will grant to Executive an award representing such number of shares of time-based restricted stock of the Company as shall equal $250,000 divided by the closing price per share of the Company’s common shares on August 1, 2014 as quoted on the New York Stock Exchange (rounded up to the nearest whole share), which shares (a) will vest based on the following schedule: 50% of such shares will vest on November 15, 2015 (rounded up to the nearest whole share); 25% of such shares will vest on November 15, 2016 (rounded up to the nearest whole share); and 25% of such shares (i.e., the remaining unvested portion) will vest on November 15, 2017, (b) will be subject to accelerated vesting of all of the unvested shares upon the Company’s termination of Executive’s employment without Cause during the Protected Period or Executive’s termination of his employment for Good Reason during the Protected Period, and (c) will be otherwise subject in all respects to the terms and conditions of the Invacare Corporation 2013 Equity Compensation Plan and the applicable award agreement, and as set forth herein.
4.    Vacations and Holidays. Executive will be entitled to paid vacation each calendar year during the Employment Period in an amount consistent with existing practices as of the date hereof. Such vacation shall be taken in accordance with the vacation policies of the Company in effect for its executive officers from time to time. Executive also will be entitled to the paid holidays as set forth in the Company’s policies.

5.    Termination.
5.1    Events of Termination.
(a)    Death; Disability. In the event of Executive’s death or Disability, his employment with the Company shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined to have occurred.
(b)    By The Company for Cause. Executive’s employment with the Company may be terminated immediately at the option of and by written notice from the Company if the Board in good faith determines that Executive has acted (or has refrained from acting) in such a manner that a termination of employment for Cause exists.
(c)    By The Company without Cause. The Company also may terminate Executive’s employment at any time upon not less than thirty (30) days advance written notice without Cause. The Company may accelerate the effective date of such termination if, in lieu of such notice, and in addition to the payments required by Section 5.2(c) below, the Company continues to pay Salary to Executive for a number of days equal to the number of days by which the Company accelerated the effective date of Executive’s termination.
(d)    By Executive without Good Reason. Executive may terminate his employment with the Company at any time without Good Reason upon not less than thirty (30) days advance written notice to the Company; provided, however, that after the receipt of such notice, the Company may, in its discretion, accelerate the effective date of such termination at any time by written notice to Executive.
(e)    During the Protected Period, By Executive with Good Reason. Executive may terminate his employment with the Company with Good Reason, during the Protected Period, upon not less than thirty (30) days advance written notice to The Company, which notice shall specify, in reasonable detail, Executive’s basis for alleging Good Reason; provided, however, that after the receipt of such notice, the Company may, in its discretion accelerate the effective date of such termination at any time by written notice to Executive so long as the Company continues to pay Salary to Executive for a number of days equal to the number of days by which the Company accelerated the effective date of Executive’s termination.
5.2    Termination Pay. Effective upon the termination of the Employment Period, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary) only such compensation as is provided in this Section 5.2, or as otherwise provided under any Company plans or programs. Except as otherwise provided herein with respect to unused vacation, Executive will not receive, as part of his termination pay pursuant to this Section 5.2, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement. For purposes of this Section 5.2, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. The Company shall not be required to perform its obligations under this Section 5.2 unless and until such time as the Company has received a release agreement duly executed and not revoked by Executive (or Executive’s beneficiary or representative) in substantially the form attached hereto, but only if such release agreement is executed, delivered to the Company, and not revoked by Executive on or prior to the date which is thirty (30) calendar days following Executive’s date of separation from employment (and if not, then the Company shall be relieved of any obligation under this Section 5.2), provided, that such release agreement shall not release the Company from its applicable payment obligations under Section 5.2.
(a)    Termination by Death or Disability. If the Employment Period is terminated because of Executive’s death or as a result of Executive’s Disability, as determined under Section 10.1, the Company will, in accordance with normal payroll practice, pay to Executive or to Executive’s designated beneficiary, Executive’s (i) accrued but unused vacation earned in the fiscal year in which such death or Disability occurs (it being acknowledged that for purposes of determining such amount one-twelfth (1/12) of Executive’s paid vacation allowance shall accrue at the end of each month of such fiscal year) and (ii) Salary through the end of the month in which such death or Disability occurs. In addition to the foregoing, if Executive’s employment is terminated because of Executive’s death or Disability, the Company will pay to Executive or to Executive’s designated beneficiary, on a pro rata basis to the date of death or Disability, such bonus, if any, to which Executive would have been entitled if his employment had not terminated prior to the end of such fiscal year, all in accordance with the Company’s normal practices and following the Company’s determination of such pro rata bonus amount, if as and to the extent provided under the terms and conditions of any bonus plan.
(b)    Termination by The Company Without Cause.
(i)    During the Protected Period. If the Company terminates Executive’s employment without Cause during the Protected Period, (A) the Company will continue to pay to Executive his CFO Salary, in accordance with normal payroll practice, for a period of eighteen (18) months following the effective date of the termination of his employment, and (B) all unvested shares under the Restricted Stock Award granted pursuant to Section 3.3 hereof will become immediately vested in full.
(ii)    After the Protected Period. Following the expiration of the Protected Period, if the Company terminates Executive’s employment without Cause, (A) the Company will continue to pay to Executive his CFO Salary, in accordance with normal payroll practice, for a period of eighteen (18) months following the effective date of the termination of his employment and (B) Executive shall be entitled to a pro-rated payment under the Company’s Executive Incentive Bonus Plan (or any similar annual bonus plan) in an amount equal to (x) the amount Executive would have earned if he remained employed until the end of the applicable plan year, based on the Company’s actual performance with respect to the plan’s performance goals, multiplied by (y) a quotient in which the numerator is the number of days during the applicable plan year in which Executive was employed with the Company and the denominator is 365. Any amount payable to Executive under the Executive Incentive Bonus Plan (or any similar bonus plan) pursuant to this Section 5.2(b)(ii) will be paid at the same time payments are generally made to other participants in the plan.
(c)    Termination by Executive Without Good Reason During the Protected Period or For Any Reason After the Protected Period. If Executive terminates his employment for any reason other than Good Reason during the Protected Period, or for any reason following the expiration of the Protected

Period, the Company shall continue to pay to Executive his Salary, in accordance with normal payroll practice, for the shorter of: (i) thirty (30) days, or (ii) the notice period provided by Executive with respect to his termination.
(d)    Termination by Executive with Good Reason During the Protected Period. During the Protected Period, if Executive terminates his employment with Good Reason, (i) the Company will continue to pay to Executive his CFO Salary, in accordance with normal payroll practice, for a period of eighteen (18) months following the effective date of the termination of his employment, and (ii) all unvested shares under the Restricted Stock Award granted pursuant to Section 3.3 hereof will become immediately vested in full.
6.    Restrictive Covenants. Executive expressly agrees to execute, either contemporaneously herewith or within 48 hours hereafter, the current version of the Technical Information and Non-Competition Agreement between the Company and Executive (the “Technical Information and Non-Competition Agreement”) to replace the Technical Information and Non-Competition Agreement dated April 6, 2008, and further acknowledges and agrees that said covenants and obligations of the new Technical Information and Non-Competition Agreement survive Executive’s execution of this Agreement; provided, however, that in the event of any conflict between the terms of the Technical Information and Non-Competition Agreement (including the references therein to “at will” employment) and this Agreement, the terms of this Agreement shall supersede and override the provisions of such Technical Information and Non-Competition Agreement.
7.    General Provisions.
7.1    Representations and Warranties by the Parties. Each of the Company and Executive represents and warrants to the other party that the execution and delivery by the Company or Executive, as applicable, of this Agreement do not, and the performance by the Company or Executive, as applicable, of such party’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Company or Executive, as applicable; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Company or Executive, as applicable, is a party or by which the Company or Executive, as applicable, is or may be bound. If requested by the Board, Executive must submit to a reasonable number of mental or physical examinations by a licensed physician reasonable acceptable to the parties to enable a determination of Executive’s “Disability” for purposes of this Agreement. Executive hereby authorizes the disclosure and release to the Company of the results of any such mental or physical examinations and all supporting records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure.
7.2    Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to pay the Compensation provided for herein, are contingent upon Executive’s performance of Executive’s obligations hereunder.
7.3    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
7.4    Binding Effect; Delegation of Executive’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which the Company may assign this Agreement or any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated or assigned.
7.5    Notices. All notices required to be given or delivered pursuant to this Agreement shall be in writing, and shall be given or delivered as follows:
If to The Company:    Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Chairman

If to Executive:    Robert K. Gudbranson
2521 Fairmount Blvd.
Cleveland Heights, OH 44106

or in any case, to such other address for a party as to which notice shall have been given to each other parties hereto in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified U.S. Mail, first-class postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when delivered to such address.

7.6    Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not amend, modify, supersede or otherwise affect the Change of Control Agreement made as of December 31, 2008 between the Company and Executive, which agreement shall remain in full force and effect. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.7    Governing Law; Venue and Jurisdiction. This Agreement shall be governed under the laws of the State of Ohio. The Company and Executive each consent to venue and personal jurisdiction over them in any state or federal court with jurisdiction over Lorain County, Ohio or Cuyahoga County, Ohio for the purpose of construction and enforcement of this Agreement.
7.8    Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
7.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
7.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
7.11    Withholding. The Company shall have the right to withhold from any payments and benefits under this Agreement any and all amounts necessary for payroll taxes and other withholdings.
7.12    Maintenance of Exemption From Code Section 409A. It is the intention and purpose of the Company and Executive that this Agreement shall be deemed to be at all relevant times exempt from compliance with Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and all other applicable laws. This Agreement shall be so interpreted and is intended to be so administered. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to Executive pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of Executive, or any successor-in-interest. Notwithstanding any provision in this Agreement to the contrary, if Executive is deemed to be a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of Executive’s separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first payroll date to occur after (i) the expiration of the six (6) month period from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), will be paid or reimbursed to Executive in a lump sum, with interest at the mid-term applicable federal rate, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Each payment hereunder (including without limitation each monthly payment or payment made on a payroll period basis, even if it might otherwise be part of a series of installment payments) shall constitute a separate payment hereunder for purposes of Section 409A of the Code.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date first written above.

INVACARE CORPORATION

By:		/s/ Patricia A. Stumpp
	Name:	Patricia A. Stumpp

	Title:	Senior Vice President,
Human Resources

("The Company")

/s/ Robert K. Gudbranson
ROBERT K. GUDBRANSON
("The Executive")

GENERAL RELEASE OF CLAIMS

Robert K. Gudbranson ("Executive") and Invacare Corporation (the “Company"), in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:
1.Executive’s Release. For consideration in the form of the payments and benefits described in the Employment Agreement between Executive and the Company dated July 23, 2014 (the “Employment Agreement”), Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination or anti-retaliation statutes or regulations, including but not limited to Title VII of the Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney's fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive's employment and separation from employment which have occurred prior to the date this Release of Claims (“Release”) becomes effective pursuant to Section 7 hereof (the “Effective Date”), or which may arise as a result of his separation from employment, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits, if any, which may have vested on Executive's behalf prior to his separation from employment under the generally applicable terms of such programs, and except for any claims arising solely out of Executive’s status as a shareholder of the Company, and except for any rights Executive has under any applicable policies of Directors and Officers liability insurance, and except for any rights Executive has under any Indemnity Agreement.

2.Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Release.

3.Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. Through his signature below, Executive represents that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release and the related Employment Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Release and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Release, Executive may elect to execute this Release prior to the end of such 21-day period. If Executive elects to execute this Release prior to the end of such 21-day period, then by his signature below, Executive represents that he has consulted with, and been represented by, his chosen legal counsel, and his decision to accept this shortening of the time was knowing and voluntary, and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such 21-day consideration period. The parties agree changes, whether material or immaterial, to this Release shall not restart the running of the twenty-one (21) day time period.

4.Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Patricia A. Stumpp, Senior Vice President--Human Resources, Invacare Corporation, One Invacare Way, Elyria, OH 44035, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Release.

5.Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, executives and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive's own free will. Executive further acknowledges that he has consulted with, and been represented by, competent legal counsel in the negotiation of this Release. The parties agree that any capitalized terms not otherwise defined herein shall have the meaning given to them in the Employment Agreement.

6.Governing Law. This Release shall be governed under the laws of the State of Ohio.

7.Effective Date. This General Release of Claims shall become effective only upon (a) execution of this General Release of Claims by Executive after the expiration of the twenty-one (21) day consideration period described in §3 of this General Release of Claims, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this General Release of Claims after execution by Executive described in §4 of this General Release of Claims without this General Release of Claims being revoked, but only if such execution and expiration of the revocation period both occur on or prior to a date which is thirty (30) calendar days following Executive’s date of separation from employment.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS GENERAL RELEASE OF CLAIMS.

DATE OF EXECUTION BY EXECUTIVE:		AGREED TO AND ACCEPTED BY:

EXECUTION WITNESSED BY:

DATE OF EXECUTION BY COMPANY:		AGREED TO AND ACCEPTED BY
INVACARE CORPORATION

BY:

TITLE:

EXECUTION WITNESSED BY: